Exhibit 99

O’Sullivan Industries Clarifies Fiscal Year 2004 Second Quarter and Year to Date Results

Lamar, MO, February 16, 2004. O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock – OSULP.PK), a leading manufacturer of ready-to-assemble furniture, today announced a change to its previously released financial results for the three and six month periods ended December 31, 2003. We announced these results February 12, 2004 in an earnings release that was also furnished to the SEC on a Form 8-K.

Subsequent to that filing, we revised our financial information for the three and six month periods ended December 31, 2003 to defer recognition of an insurance recovery until the insurance proceeds have been received. As a result, the net loss for the three and six month periods ended December 31, 2003 increased $542,000. We will recognize the gain from the insurance recovery, which we currently expect to be approximately $550,000, during the period that the insurance proceeds are received. This insurance recovery is expected to occur during the second half of fiscal 2004. The revision to the statement of operations did not affect our cash flows from operations. The Company expects to file its Form 10-Q on February 17, 2004.

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review the Company’s 10-K and most recent 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
Phillip J. Pacey, Senior Vice President and CFO (417) 682-8312

O’Sullivan Industries Holdings, Inc.
Second Quarter Results
Consolidated Statements of Operations
(in thousands) (unaudited)

	Three months ended December 31,			Six months ended December 31,
	2003	2002	% Change	2003	2002	% Change
Net sales	$65,234	$79,111	-18%	$136,698	$150,668	-9%
Cost of sales	50,645	59,384	-15%	107,801	110,968	-3%

Gross profit	14,589	19,727	-26%	28,897	39,700	-27%
Percent of net sales	22.4%	24.9%		21.1%	26.3%
Selling, marketing and administrative	11,597	11,618	0%	22,073	23,677	-7%
Casualty loss	250	-		250	-

Operating income	2,742	8,109	-66%	6,574	16,023	-59%
Percent of net sales	4.2%	10.3%		4.8%	10.6%
Interest expense, net	8,758	6,143	43%	16,595	12,518	33%
Other financing costs	(616)	-		2,678	-

Income (loss) before income taxes	(5,400)	1,966	-375%	(12,699)	3,505	-462%
Income tax provision	-	-		-	-

Net income (loss)	(5,400)	1,966	-375%	(12,699)	3,505	-462%
Dividends and accretion on preferred stock	(2,999)	(3,482)	-14%	(5,998)	(6,964)	-14%

Net loss attributable to common stockholders	$(8,399)	$(1,516)	454%	$(18,697)	$(3,459)	441%

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	December 31,		June 30,
Assets	2003	2002	2003
Current assets:
Cash and cash equivalents	$11,373	$8,968	$7,977
Trade receivables, net	29,324	37,762	25,032
Inventories, net	50,381	49,028	52,426
Prepaid expenses and other assets	2,371	3,280	2,772

Total current assets	93,449	99,038	88,207

Property, plant and equipment, net	65,855	76,188	71,867
Other assets	9,223	18,283	9,226
Goodwill, net	38,088	38,088	38,088

	$206,615	$231,597	$207,388

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$10,675	$8,076	$10,006
Current portion - long term debt	-	4,749	4,039
Accrued advertising	10,924	15,763	9,493
Accrued liabilities	12,325	11,033	12,043
Payable to RadioShack	4,655	9,654	6,798

Total current liabilities	38,579	49,275	42,379

Long term debt - less current portion	218,096	225,544	209,405
Sr. preferred stock	23,998	20,044	21,933
Non-current liabilities	8,623	6,240	6,762
Payable to RadioShack	67,412	65,525	65,269
Stockholders’ deficit	(150,093)	(135,031)	(138,360)

	$206,615	$231,597	$207,388

Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Net cash provided by operating activities	$905	$1,721	$5,007	$1,714
Cash flows used for investing activities	(296)	(1,147)	(540)	(2,704)
Net cash flows used for financing activities	(3,570)	(4,933)	(1,071)	(5,819)

Net increase (decrease) in cash and cash equivalents	(2,961)	(4,359)	3,396	(6,809)
Cash and cash equivalents, beginning of period	14,334	13,327	7,977	15,777

Cash and cash equivalents, end of period	$11,373	$8,968	$11,373	$8,968

Reconciliation of Net Income to EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Net income (loss)	$(5,400)	$1,966	$(12,699)	$3,505
Income tax provision	-	-	-	-
Interest expense, net	8,758	6,143	16,595	12,518
Depreciation and amortization	3,283	3,308	6,595	6,572

EBITDA	$6,641	$11,417	$10,491	$22,595

EBITDA as a percent of sales	10.2%	14.4%	7.7%	15.0%

Schedule of Interest Expense
(in thousands)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Interest expense on senior credit facility,
industrial revenue bonds and senior
subordinated notes	$6,276	$5,746	$11,835	$11,622
Interest income	(14)	(48)	(43)	(106)
Non-cash items:
Interest expense on O’Sullivan Holdings note	700	623	1,367	1,217
Interest expense on Sr. Preferred Stock	1,033	-	2,065	-
Interest rate collar	-	(724)	-	(1,308)
Amortization of debt discount	359	144	526	288
Amortization of loan fees	404	402	845	805

Net interest expense	$8,758	$6,143	$16,595	$12,518